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                                                                 EXHIBIT 10(iii)
                              PAGELAB NETWORK, INC.

                              EMPLOYMENT AGREEMENT

This Employment Agreement is made this 30th day of October, 1999 by and between PAGELAB NETWORK, INC., a Minnesota corporation (hereinafter the "Company") and ANDREW DEAN HYDER, a Minnesota resident (hereinafter "Mr. Hyder" or "Employee").

         WHEREAS, Employee possesses certain unique skills, talents, contacts, judgement and knowledge of development of software technology, web and Internet applications and operations; and

         WHEREAS, in order to avail itself of these unique qualities possessed by the Employee, the Company desires to employ the Employee according to the terms and conditions of this Agreement; and

         WHEREAS, The Employee desires to be assured of a secure tenure with the Company, duties and responsibilities commensurate with Employee's education, experience, background and salary, bonus, incentive compensation and other benefits and perquisites at levels that reflect the Employee's anticipated future contributions to the Company;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Employee and Company agree as follows:

         1. EMPLOYMENT AND DUTIES. Mr. Hyder is hereby employed as President and Chief Executive Officer of the Company. Mr. Hyder shall perform such duties and services consistent with his position, including, but not limited to, executive, administrative, software program development, supervisory or other services that the Company may specify from time to time and be subject to direction and control of the Company's Board of Directors. In furtherance of the foregoing, Mr. Hyder hereby agrees to devote his best skill, efforts and capabilities to the aforesaid duties and responsibilities and other reasonable duties and responsibilities assigned to him from time to time consistent with the Employee's position as President and Chief Executive Officer.

         2. TERM. The term of Mr. Hyder's employment under this Agreement shall commence on the date above written and shall continue until the fifth (5th) anniversary of the date of this Agreement unless sooner terminated pursuant to Paragraph 8 herein ("Initial Term"). Following the expiration of the Initial Term, Mr. Hyder's employment hereunder shall be automatically extended for additional one (1) year periods ("Renewal Terms") unless either party shall notify the other party in writing ninety (90) days prior to the expiration of the Initial Term or any Renewal Term of such party's intention not to extend the term of this Agreement.

         3. COMPENSATION. During the Initial Term and any Renewal Terms hereunder, the Company shall pay Mr. Hyder at the annual rate of not less than Sixty Thousand and No/100 Dollars ($60,000) or such higher annual rate as may from time to time be approved by the Board of Directors of the Company; such salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices.

         4. BONUS. During the Initial Term and any Renewal Term hereunder Mr. Hyder shall be entitled to an annual bonus calculated and payable as set forth in Exhibit A attached hereto and made a part hereof.
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         5.   OTHER BENEFITS. During the Initial Term and any Renewal Term
              hereunder the Company shall provide Employee with the following benefits:

                A. VACATION - For the 2000 calendar year and each subsequent calendar year that begins during the Initial Term or any Renewal Term hereunder Mr. Hyder shall be entitled to four
                    (4) weeks paid vacation. Employee consistent with his duties and obligations shall reasonably determine the time or times at which such vacation is to be taken under this Agreement. The Company encourages all employees to take vacation on a current basis. Accordingly, any vacation days with respect to a calendar year that are unused as of the last day of such calendar year shall be carried forward and accrue, to a maximum of four weeks.

                B. LIFE INSURANCE - The Company shall purchase a life insurance policy on the life of Mr. Hyder in the amount of One Million and No/100 Dollars ($1,000,000). The Company shall be the owner of the policy and shall be the beneficiary of Five Hundred Thousand and No/100 Dollars ($500,000) and the Employee may designate the beneficiary of the balance. The Board of Directors shall have discretion to increase the amount of this insurance on terms identical to this initial amount.

                C. FRINGE BENEFITS - The Company shall provide such fringe benefits as are customary for the office of President and CEO including, but not limited to group medical, dental, life and disability insurance, automobile allowance or vehicle. Benefits will also include full participation in any employee stock option and stock bonus award program, matching employee savings program and pension programs, which may be adopted by the Board of Directors and approved by the Shareholders.

                D. TRAVEL - The duties of President & CEO often require accompanying travel by the Employee's spouse. During the Initial Term and each Renewal Term hereunder, Mr. Hyder is authorized to airline tickets and related expenses for his spouse for Three (3) trips in business or first class. Any trips beyond Three (3) in any year shall be submitted to the Chairman of the Board of Directors for approval.

         6. EXPENSE REIMBURSEMENT. During the Initial Term and any Renewal Term hereunder, the Company shall reimburse Mr. Hyder for all reasonable and necessary expenses incurred or paid by the Employee in carrying out his duties under this Agreement. The Employee shall present to the Company from time to time an itemized account of such expenses in a form and with receipts to enable the Company to audit such accounts.

         7. CONFIDENTIALITY OF COMPANY INFORMATION. Except as permitted or directed by The Company's Board of Directors during the term of Mr. Hyder's employment hereunder, or at any time thereafter, he shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential information, trade secret or proprietary information of the Company which he may have, acquire or become acquainted with during the period of his employment, whether developed by him or by others. Mr. Hyder acknowledges that the above described knowledge or information constitutes a unique and valuable asset of the Company and that any disclosure or other use of same would be wrongful and would cause irreparable harm to the Company. Mr. Hyder agrees to refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or subsequently becomes publicly known, other than as a direct or indirect breach of this Agreement or breach of a confidentiality obligation owed to the Company by a third party. Employee agrees that it would be difficult to compensate the Company for damages for any violation of this Agreement. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving



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              actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief. This paragraph 7 shall survive the termination of this Agreement and Mr. Hyder's employment.

         8. CONTRACT CONFIDENTIALITY. Mr. Hyder and the Company are hereby restrained from discussing any provisions of this Agreement with any person(s) not a party to this Agreement, except to the extent necessary and required to meet full disclosure requirements of the Securities and Exchange Commission or otherwise required by law or appropriate authority.

         9. TERMINATION. Notwithstanding any contrary provisions herein contained, the employment of Mr. Hyder pursuant to this Agreement shall be terminated prior to the expiration of the Initial Term or any Renewal Term hereof as specified in the following provisions provided, however, such termination shall not affect his obligations under Paragraph 7 hereof:

                A. DEATH - Mr. Hyder's employment hereunder shall be terminated forthwith in the event of his death.

                B. SICKNESS OR DISABILITY - In the event that Employee is unable to perform his duties hereunder for a continuous period of six (6) months or more due to sickness or disability, either party shall have the right to terminate Employee's employment hereunder forthwith.

                C. BY COMPANY, FOR CAUSE - The Company may terminate Employee "for cause" following thirty (30 days written notice specifying the nature of such cause and providing Employee thirty (30) days from the date of such notice to cure the stated cause or deficiency. For purposes of this Agreement the term "for cause" shall be defined as gross negligence, gross misconduct, or willful malfeasance in connection with Employees duties hereunder.

                D. BY COMPANY, WITHOUT CAUSE - The Company may terminate Employee hereunder without cause after the expiration of the initial five (5) year period of the Initial Term hereof by providing Employee ninety (90) day's advance written notice. The Company shall be liable to the Employee for severance compensation of not less than three (3) years base salary and benefits, as well as immediate vesting of all options previously extended, plus full participation in any pension and matching employee savings plan for the three year severance period. Employee shall also be entitled to all bonus payments during the severance period, as defined in Exhibit A. Severance compensation may be paid in either a lump sum or over the three year period, as agreed upon at the time of termination.

                E. BY EMPLOYEE - Mr. Hyder may terminate his employment hereunder voluntarily by providing the Company with ninety
                    (90) days written notice.

                F. CESSATION OF BUSINESS - Employee's employment hereunder shall terminate and all obligations and covenants of the Company and Employee hereunder shall terminate in the event the Company shall cease doing business for any reason.

         10. NON-COMPETITION. In the event Mr. Hyder is terminated "for cause" (as herein defined) or voluntarily elects to terminate his employment with the Company during the Initial Term or any Renewal Term hereunder, he shall not, for a period of one (1) year from such termination, compete directly or indirectly with the Company or for customers of the Company by rendering services to any organization, whether a sole proprietorship, corporation, partnership or other entity which is in a business similar to or in competition with the business of the Company. In the event the Company elects not to renew the Initial Term or additional Renewal Terms hereunder, Mr. Hyder shall not compete with the Company for any customer of the Company in existence at the time of such termination for a period of six (6) months from the date of such termination.

         11. SEVERABLE PROVISIONS. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
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         12.  ASSIGNMENT. No assignment of this Agreement or of any right accruing under this Agreement shall be made, in whole or in part, by Mr. Hyder without the written consent of the Company.

         13. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         14. MODIFICATION. This Agreement may be modified by the parties hereto by written Supplemental Agreement.

         15. NOTICES. All notices, objections, demands, or other communications required or permitted to be given or served under this Agreement shall be in writing and shall be deemed to be duly given and delivered in person or deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, as follows:

                A. EMPLOYEE - In the case of Mr. Hyder, to his last address as shown on the records of the Company; or

                B. COMPANY - In the case of the Company, to its registered office in the State of Minnesota.

         16. MINNESOTA LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota with venue in Hennepin County.

IN WITNESS WHEREOF, the parties have hereunto set their hands on the date above written.



PAGELAB NETWORK, INC.


BY: _______________________________________
ITS: CHAIRMAN



EMPLOYEE


BY: _______________________________
    ANDREW DEAN HYDER











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                                    EXHIBIT A

                                BONUS CALCULATION

              During the Initial Term and any Renewal Term under the Employment Agreement, beginning with the year 2000, Mr. Hyder shall be entitled to a bonus equal to Two Percent (2%) of Employer's pre-tax income, as determined for federal income tax purposes. This bonus shall be payable to Mr. Hyder within one-hundred-twenty (120) days of the end of Employer's fiscal year.